Exhibit 10.10

LEASE ASSIGNMENT AGREEMENT

THIS LEASE ASSIGNMENT AGREEMENT (this “Agreement”) is dated as of December 30, 2021 (the “Effective Date”), by and between INTEVAC, INC., a Delaware corporation (“Assignor”) and EOTECH, LLC, a Michigan limited liability company (“Assignee”), with reference to the following facts and circumstances:

A.    Assignor entered into that certain Lease dated March 20, 2014 (the “Building 3 Lease”) between HGIT Bassett Campus LP (“Landlord”), successor-in-interest to M West Propco X, LLC, as landlord, and Assignor, as tenant, regarding certain “Premises” described therein commonly known as 3548 Bassett Street, Santa Clara, California (the “Building 3 Premises”).

B.    Assignor entered into that certain Lease dated March 20, 2014 (the “Building 1 & 2 Lease”) between Landlord and Assignor regarding certain “Premises” described therein consisting primarily of two (2) buildings commonly known as 3560 Bassett Street, Santa Clara, California (the “Building 2 Premises”) and 3580 Bassett Street, Santa Clara, California (the “Building 1 Premises”).

C.    Intevac Photonics, Inc., a Delaware corporation (“Seller”), Assignor and Assignee have entered into (i) that certain Asset Purchase Agreement dated on or about the date hereof (the “APA”) pursuant to which Seller and Assignor have agreed to sell and transfer to Assignee a portion of the assets of Seller and Assignor and (ii) that certain Transition Services Agreement dated on or about the date hereof (the “TSA”) to facilitate the provision of certain ongoing services on a transitional basis in accordance with transactions contemplated by the APA. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the APA.

D.    Pursuant to the APA, Assignor has agreed to assign to Assignee all of Assignor’s right, title and interest in and to (i) the Building 3 Lease and the Building 3 Premises and (ii) the Building 1 & 2 Lease as to the Building 1 Premises only (collectively, the “Transferred Premises”) in accordance with an subject to the terms, provisions and conditions in this Agreement. As used herein, the term “Transferred Leases” shall mean, collectively, the Building 3 Lease and the Building 1 & 2 Lease as to the Building 1 Premises only.

E.    In connection with the assignment of the Transferred Leases as to the Transferred Premises, Assignor may provide certain transition services to Assignee pursuant to the TSA which may require continued access to the Transferred Premises by Assignor from and after the Effective Date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.    Assignment and Assumption. Effective as of the Effective Date, Assignor hereby assigns to Assignee, and Assignee hereby accepts from Assignor, all of Assignor’s right, title and interest in, under and to the Transferred Leases as to the Transferred Premises, excluding the Outside Area (as defined in the Building 1 & 2 Lease) and the Building 2 Premises (for which Assignor shall remain solely liable), but including the non-exclusive right to use the Common Area (as defined in the Transferred Leases), subject to the limitations and reservations contained herein. Also effective as of the Effective Date, Assignee accepts this Agreement and assumes and agrees to keep, perform and fulfill, as a direct obligation to Landlord and for the benefit of Assignor, all of the terms, covenants, conditions and obligations required to be kept, performed and fulfilled by the “Tenant” under the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 below) and Building 2 Premises) from and after the Effective Date, including, without limitation, all obligations with respect to the surrender of the Transferred Premises under the Transferred Leases and the removal of any personal property, alterations, cabling and equipment from the Transferred Premises, including, without, limitation removal of any Purchased Assets from the Transferred Premises and the Building 1 & 2 Outside Areas (as defined below), in all cases, only to the extent required by the Transferred Leases.

2.    Building 1 & 2 Outside Areas. In connection with the assignment of the Transferred Leases as to the Transferred Premises, Assignor hereby grants to Assignee the non-exclusive right, together with Assignor and its agents, employees, contractors, subtenants, successors and assigns, to use and access the Outside Area, as defined in the Building 1 & 2 Lease (the “Building 1 & 2 Outside Areas”) for the purpose of operating, maintaining, repairing, replacing and removing any equipment and personal property that constitutes Purchased Assets pursuant to the APA (the “Transferred Equipment”). Such use of the Building 1 & 2 Outside Areas shall be subject to Assignee’s compliance with the applicable terms and conditions of the Building 1 & 2 Lease, including, without limitation, Section 15.17 thereof and the obligation to decommission, remove and surrender such Transferred Equipment at the expiration or earlier termination of the Building 1 & 2 Lease, to the extent required by Landlord under the Building 1 & 2 Lease (if at all). Assignor and Assignee shall reasonably cooperate with each other to facilitate the operation, maintenance and repair of their respective equipment and personal property in the Building 1 & 2 Outside Areas through the remaining term of the Building 1 & 2 Lease and shall use commercially reasonable efforts to avoid unreasonable interference with the other party’s use of the Building 1 & 2 Outside Areas.

3.    Retained Rights. Notwithstanding anything to the contrary contained herein, Assignor and its agents, contractors, engineers and employees (“Assignor’s Representatives”) shall have the right to access and use the Transferred Premises to the extent necessary to accommodate the activities and transition services contemplated under the APA and the TSA, which access may be restricted or limited by Assignee in Assignee’s sole discretion to the extent required to comply with privacy and security requirements related to Assignee’s governmental contracts. All such access and use of the Transferred Premises by Assignor and Assignor’s Representatives and work performed in connection therewith shall be subject to the terms and conditions of the APA and the TSA and Assignor shall use commercially reasonable efforts to avoid unreasonably interference with Assignee’s use of the Transferred Premises in connection therewith. For purposes of the foregoing and the continued shared use of the Building 1 & 2 Outside Areas as set forth above, Assignor and Assignee agree that the release and waivers of subrogation set forth Section 9.3 of each of the Transferred Leases shall apply as between Assignor and Assignee.

4.        Responsibilities Under Leases.

A.    Assignor shall be responsible for the payment of all rents and other amounts and the performance of all obligations required under the Transferred Leases to be paid or performed by Assignor for any period prior to the Effective Date, including, without limitation, any and all indemnity obligations of Assignor accrued with respect to facts or circumstances first occurring prior to the Effective Date.

B.    Assignee shall be responsible for the payment of all rents and other amounts and the performance of all obligations required under the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 above) and the Building 2 Premises) to be paid or performed for any period on or after the Effective Date, including, without limitation, any and all indemnity obligations of the “Tenant” under the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 above) and Building 2 Premises) accruing with respect to facts or circumstances first occurring on or after the Effective Date.

C.    Subject to the other terms and conditions of this Agreement, to the extent that Assignor has made payments or performed obligations pursuant to the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 above) and the Building 2 Premises) that relate to periods on or after the Effective Date and to the extent that Assignee has made payments or performed obligations pursuant to the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 above) and Building 2 Premises) that relate to periods prior to the Effective Date, such amounts and obligations shall be prorated as of the Effective Date and the party with a net obligation to the other shall promptly pay such amount on or after the Effective Date.

5.        Covenants of Assignee.

A.    From and after the Effective Date, Assignee shall (i) pay all rent and perform all other payment obligations pursuant to this Agreement that are due pursuant to the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 above) and Building 2 Premises) directly to Landlord, and (ii) render performance of all other obligations which have been assumed pursuant to this Agreement that are due pursuant to the Transferred Leases as to the Transferred Premises (excluding the Outside Area (except as provided in Section 2 above) and Building 2 Premises) directly to Landlord.

B.    Assignee shall provide to Landlord such insurance and insurance certificates required of the “Tenant” under the Transferred Leases as to the Transferred Premises (excluding the Outside Area and Building 2 Premises) from and after the Effective Date and shall cause Assignor to be named as an additional insured on any policy of insurance carried by Assignee pursuant to the Transferred Leases (or which is carried by Assignee and relates to the Transferred Premises) upon which Assignee is a named insured. Assignee shall deliver to Assignor certificates of insurance, copies of policies and evidence of renewal at the same times and in the same manner that such items are required to be provided to Landlord under the Transferred Leases.

C.    Unless Assignee obtains Landlord’s agreement to release Assignor from any further liability under the Transferred Leases, Assignee shall not (i) waive or amend any term or condition of the Transferred Leases, (ii) exercise any election, option, right or remedy under the Transferred Leases (including, without limitation, any right to extend or renew a Transferred Lease under Exhibit D attached thereto), (iii) grant any consent or approval under the Transferred Leases, (iv) improve or otherwise alter any of the Transferred Premises, or (v) assign, sublease, mortgage, pledge or encumber any interest in or under this Agreement, the Transferred Leases or the Transferred Premises, in each case to the extent the same increases the obligations of the “Tenant” under the Transferred Leases, without in each such case having obtained the prior written consent of Assignor, which consent shall not be unreasonably withheld (but which consent may be conditioned upon Assignee’s provision of adequate security for the performance of Assignee’s obligations under this Agreement and the Transferred Leases). Unless Assignee obtains Landlord’s agreement to release Assignor from any further liability under the Transferred Leases, Assignee may not in any event amend the Transferred Leases to increase the rent or other sums payable thereunder, to extend the term thereof or to expand the premises subject thereto. Assignee may not terminate the Building 1 & 2 Lease without Assignor’s prior written consent, which may be withheld in Assignor’s sole and absolute discretion unless Landlord agrees in writing that such termination does not affect Assignor’s rights and obligations with respect to the Building 1 Premises.

D.    Assignee shall promptly deliver to Assignor copies of all notices of default given or received by Assignee to or from the Landlord under the Transferred Leases.

6.        Default. In the event that Assignee fails to pay any sum or perform any obligation to be paid or performed by Assignee under this Agreement or the Transferred Leases, then, in addition to all other rights and remedies provided at law and in equity, Assignor shall have the following remedies to which Assignor may resort cumulatively or alternatively:

A.    Right to Cure. If Assignee fails to pay any sum or perform any obligation on its part to be performed under the terms of the Transferred Leases or this Agreement, Assignor may make such payment or perform such obligation without waiving or releasing Assignee from its obligations. Assignor shall be entitled (but not required) to take such action at such time as is necessary to avoid the occurrence of an event of tenant’s default under the Transferred Leases.

B.    Additional Remedies at Law. If and to the extent this Agreement is characterized as a sublease for purposes of determining Assignor’s rights and remedies against Assignee, (i) Assignor shall have the remedy described in California Civil Code Section 1951.4 (which provides that a lessor may continue a lease in effect after the lessee’s breach and abandonment and recover rent as it becomes due, if the lessee has the right to sublet or assign, subject only to reasonable limitations), and (ii) Assignor shall have the right to recover damages in accordance with the provisions of California Civil Code Section 1951.2, including the right to recover the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of the award exceeds the amount of rental loss that Assignee proves could have been reasonably avoided.

7.        Miscellaneous. Should any provision of this Agreement prove to be invalid or illegal, such invalidity or illegality shall in no way affect, impair or invalidate any other provision hereof, and such remaining provisions shall remain in full force and effect. Time is of the essence of this Agreement. The captions used in this Agreement are for convenience only and shall not be considered in the construction or interpretation of any provision hereof. The language in all parts of this Agreement shall in all cases be construed as a whole according to its fair meaning and not strictly for or against either Assignor or Assignee, both of whom were represented by counsel in connection with the negotiation and preparation of this Agreement. The terms “shall”, “will”, and “agree” are mandatory. The term “may” is permissive. When a party is required to do something by this Agreement, it shall do so at its sole cost and expense without right of reimbursement from the other party unless a provision of this Agreement expressly requires reimbursement.

8.    Brokerage Commissions. Each party hereto (i) represents to the others that it has not had any dealings with any real estate brokers, leasing agents or salesmen, or incurred any obligations for the payment of real estate brokerage commissions or finders’ fees which would be earned or due and payable by reason of the execution of this Agreement, and (ii) agrees to indemnify, defend and hold harmless the other parties from any claim for any such commission or fees which result from the actions of the indemnifying party.

9.    Notices. Except for legal process which may also be served as provided by law or as provided herein, all notices, demands, requests, consents and other communications (“Notices”) which may be given or are required to be given by any party under this Agreement to the others shall be in writing and shall be deemed given to and received by the party intended to receive such Notice (i) when hand delivered, (ii) on the date on which the United States Post Office certifies delivery or refusal to accept delivery of such Notice which shall have been deposited, postage prepaid, to the United States mail, certified return receipt requested, properly addressed to the address specified herein, or (iii) on the date of delivery sent to the address specified herein by reputable overnight courier (e.g., Federal Express or other comparable service), as evidenced by such courier’s records. All such Notices to Assignor and Assignee at the following addresses, provided, that, any party may change its address by notifying the other of such change in writing:

If to Assignor:

Intevac, Inc.

3560 Bassett Street

Santa Clara, CA 95054

Attn: James Moniz

Email: jmoniz@intevac.com

with a mandatory copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Melissa Hollatz

Email: mhollatz@wsgr.com

If to Assignee:

EOTECH, LLC

2145 Crooks Rd., Ste. 210

Troy, MI 48084

Attn: Joseph Caradonna

Email: joe@crscompanies.com

with a mandatory copy to:

Bodman PLC

201 West Big Beaver Rd, Suite 500

Troy, Michigan 48084

Attn: Stephen P. Dunn

Email: sdunn@bodmanlaw.com

10.    Entire Agreement. This Agreement, together with the APA and the TSA, constitute the entire Agreement among Assignor and Assignee regarding the Transferred Leases and the Transferred Premises, and there are no binding agreements or representations between the parties except as expressed herein. Assignee acknowledges that neither Assignor nor any party acting on behalf of Assignor has made any legally binding representation as to any matter except those expressly set forth herein, and Assignee agrees that it may not reasonably rely on any representation made by, or purportedly made by, Assignor or any party acting on behalf of Assignor unless such representation is expressly set forth in this Agreement. There are no oral agreements among Assignor and Assignee affecting this Agreement, and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between Assignor and Assignee with respect to the subject matter of this Agreement. This Agreement shall not be legally binding until it is executed by Assignor and Assignee. No subsequent change or addition to this Agreement shall be binding unless in writing and signed by the party sought to be bound thereby.

11.    Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

12.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

13.    Authority. Each party hereto represents and warrants to the other parties that (i) the person or persons executing this Agreement on behalf of such party is duly authorized to execute this Agreement on behalf of such party, and (ii) such party has the right, power and authority to execute and deliver this document to the other parties and to perform its obligations as set forth herein.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement through their duly authorized representatives as of the date first above written.

ASSIGNOR:

INTEVAC, INC., a Delaware corporation

By:	/s/ Wendell Blonigan

Name:	Wendell Blonigan

Title:	Chief Executive Officer

ASSIGNEE:

EOTECH, LLC, a Michigan limited liability company

By:	/s/ Joseph L. Caradonna

Name:	Joseph L. Caradonna

Title:	Manager